Exhibit 99.2
IMAGE ENTERTAINMENT CLOSES SALE
OF PREFERRED STOCK
CHATSWORTH, Calif., January 11, 2010 — Image Entertainment, Inc. (NASDAQ: DISK), one of the largest independent home entertainment distributors in North America and a leading pioneer of the multi-billion dollar optical disc industry, announced today that it closed the previously announced sale of 22,000 shares of newly authorized Series B Cumulative Preferred Stock and 196,702 shares of Series C Junior Participating Preferred Stock to certain affiliates of JH Partners, LLC, a San Francisco-based private equity firm focused on building sustainable, long-term equity value in consumer and marketing-driven growth companies, (the “Investors”) for an aggregate purchase price of $22.0 million. As a result of this transaction, the Investors acquired control of Image.
After payment to the Investors of a transaction fee, reimbursement of the Investors’ expenses and other transaction-related expenses, Image expects to receive net proceeds of approximately $19 million. Image used $15.0 million of the net proceeds, along with the issuance of 3.5 million shares of common stock, to repay in full and retire its senior secured convertible note due 2011. The remainder of the net proceeds will be used to repay other outstanding indebtedness and outstanding liabilities and for general working capital. In connection with the transaction, Image’s senior lender waived the existing event of default under its loan agreement resulting from the default under the senior secured convertible note.
Pali Capital, Inc. acted as financial advisor to JH Partners, Inc. on this transaction and Houlihan Lokey served as financial advisors to Image Entertainment.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein. The securities offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About Image Entertainment:
Image Entertainment, Inc. is a leading independent licensee and distributor of entertainment programming in North America, with approximately 3,200 exclusive DVD titles and approximately 340 exclusive CD titles in domestic release and approximately 400 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary, Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio titles containing more than 5,100 individual tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

About JH Partners:
JH Partners is a San Francisco-based private equity firm focused on building sustainable, long-term equity value in consumer and marketing-driven growth companies.
JH Partners’ professionals work closely with the management teams of partner companies, providing strategic, operating and financial guidance to facilitate the growth and success of these companies and to provide meaningful returns to investment and management partners. JH Partners’ relationships with management are long-term in nature, which enables JHP to provide close collaboration over a range of strategic issues.
The principals of JH Partners have invested, on behalf of themselves and their co-investors, approximately $600 million and are currently investing a $390 million fund raised in 2008. JH Partners’ principals consistently commit significant amounts of personal capital to JHP investments and view themselves as co-investors, not money managers.
Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, the amount and use of net proceeds from the sale of the preferred stock. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance or other events or developments. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.
These factors include, but are not limited to, (a) the Company’s ability to continue as a going concern, (b) the Company’s ability to service its principal and interest obligations on its outstanding debt or otherwise renegotiate or refinance such outstanding debt, which renegotiation may not be successful and refinancing may not be available on acceptable terms, if at all, which may trigger defaults under its other debt agreements, create liquidity issues, potentially force the Company to file for protection from its creditors under Chapter 11 of the U.S. Bankruptcy Code and prevent the Company from continuing as a going concern, (c) the Company’s limited funds and the Company’s inability to raise additional funds on acceptable terms or at all, (d) the Company’s ability to borrow against the Company’s revolving line of credit, (e) the Company’s ability to secure media content on acceptable terms, (f) the Company’s DVD manufacturer continuing to manufacture and fulfill orders to Company customers while the Company is past due on its payables to such manufacturer, (g) the ability of the Company to successfully appeal the delisting determination issued by the Staff of The Nasdaq Stock Market on December 15, 2009 and the ability of the Company’s common stock to continue trading on The Nasdaq Stock Market, (h) the performance of business partners upon whom the Company depends upon, (i) changes in the retail DVD and digital media and entertainment industries, (j) changing public and consumer taste and changes in customer spending patterns, (k) decreasing retail shelf space for the Company’s industry, (l) further sales or dilution of the Company’s equity, which may adversely affect the market price of the Company’s common stock, (m) changes in the Company’s business plan, (n) heightened competition, including with respect to pricing, entry of new competitors, the development of new products by new and existing competitors, (o) changes in general economic conditions, including the performance of financial markets and interest rates, (p) difficult, adverse and volatile conditions in the global and domestic capital and credit markets, (q) claims that the Company infringed other parties’ intellectual property, (r) changes in accounting standards, practices or policies, and (s) adverse results or other consequences from litigation, arbitration or regulatory investigations.
For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, and the Company’s most recent Quarterly Reports on Form 10-Q. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict. Actual results may differ materially from management’s expectations. Unless otherwise required by law, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
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Contact:	Sue Procko Sue Procko Public Relations 323-653-5153 sue@sueprockopr.com